Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Cowen Inc.:
        We consent to the incorporation by reference in the registration statement (No. 333-225167, No. 333-221496, No. 333-197513, No. 333-177492, and No. 333-170591) on Form S-3 and (No. 333-230135, No. 333-223490, No. 333-216440, No. No. 333-209939, No. 333-202529, No. 333-194520, No. 333-187355, No. 333-180046, No. 333-174283, No. 333-167360 and No. 333-162785) on Form S-8 of Cowen Inc. of our report dated March 4, 2020, with respect to the consolidated statements of financial condition of Cowen Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the years then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 Form 10-K of Cowen Inc.

/s/ KPMG
New York, New York
March 4, 2020